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Exhibit 4.21

AGREEMENT REGARDING PREEMPTIVE RIGHTS

        THIS AGREEMENT REGARDING PREEMPTIVE RIGHTS, dated as of July 26, 2004 (this "Agreement"), is by and between Pioneer Drilling Company, a Texas corporation (the "Company") and Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake"). Capitalized terms used but not defined in this Agreement have the meanings set forth in the Notice (defined below).

        WHEREAS, pursuant to the Preemptive Rights Notice and Election dated July 12, 2004, signed by the Company and Chesapeake (the "Notice"), Chesapeake has notified the Company of its intent to exercise its preemptive right to purchase its Pro Rata Amount of Company Offered Securities in the Offering;

        WHEREAS, in connection with the Offering, the Company has filed a registration statement on Form S-1 (as the same may be amended, the "Registration Statement") with the U.S. Securities and Exchange Commission;

        WHEREAS, Chesapeake desires to exercise its preemptive right by participating in the purchase of shares of the Company's common stock, par value $0.10 per share ("Common Stock") in the Offering through the purchase of shares of Common Stock from the underwriters named in the prospectus relating to the Offering (the "Underwriters"); and

        WHEREAS, the Company will cause the underwriters to allocate shares of Common Stock to Chesapeake in the Offering such that, upon the request of Chesapeake, Chesapeake will be entitled to purchase at least the number of shares of Common Stock which is equal to the number of shares of Common Stock that Chesapeake would be entitled to purchase upon exercise of its preemptive rights with respect to the Company Offered Securities being sold in the Offering;

        NOW, THEREFORE, the Company and Chesapeake agree as follows:

        1.     Preemptive Rights. Chesapeake agrees that the Company's obligation to offer and sell to Chesapeake, its Pro Rata Amount of the Company Offered Securities shall be deemed satisfied in full upon the Company causing the Underwriters to agree to allocate and sell to Chesapeake, upon Chesapeake's written request, at least the number of shares of Common Stock which is equal to the number of shares of Common Stock that Chesapeake would be entitled to purchase upon exercise of its preemptive rights with respect to the Company Offered Securities being sold in the Offering. This Agreement shall not obligate Chesapeake to purchase any shares of Common Stock in the Offering, but to the extent that Chesapeake does not purchase any shares of Common Stock which it would be entitled to be allocated in accordance with the preceding sentence, Chesapeake hereby waives its preemptive right with respect to the Company Offered Securities.

        2.     Reliance. Chesapeake hereby acknowledges and agrees that the Company, the selling shareholders named in the Registration Statement and the Underwriters are entitled to rely on this Agreement in entering into and consummating the Offering and the transactions contemplated thereby.

        3.     Effectiveness. This Agreement shall become effective immediately upon its execution by the Company and Chesapeake.

        4.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        5.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any principles of conflicts of law thereof that would result in the application of the laws of any other jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PIONEER DRILLING COMPANY
By:	/s/ WM. STACY LOCKE
Wm. Stacy Locke President and Chief Executive Officer90
CHESAPEAKE ENERGY CORPORATION
By:	/s/ TOM L. WARD
Name:	Tom L. Ward
Title:	President and Chief Operating Officer

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  Exhibit 4.21
AGREEMENT REGARDING PREEMPTIVE RIGHTS